Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

This Real Estate Purchase And Sale Agreement (“Agreement”) is made this 14th day of October, 2021, by and between Schmitt Industries, Inc., an Oregon Corporation ("Seller"), and Sierra Auto Properties LLC, a California limited liability company and/or assigns ("Purchaser").

For and in consideration of the mutual covenants contained herein, the sufficiency of which is unconditionally acknowledged, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, on the following terms and conditions, certain real property and all improvements thereon (collectively, the "Property"), commonly known as 2451 NW 28th Avenue, Portland, Oregon, and more particularly described on Exhibit A attached hereto and incorporated herein by this reference.

1.       Purchase Price. The purchase price for the Property is Five Million One Hundred Thousand and no/100 Dollars ($5,100,000.00) (the "Purchase Price"), payable in cash at closing.

2.       Payment of Earnest Money and Deposits. Within three (3) business days following the delivery of the fully executed Purchase Agreement, Purchaser will deliver to Rachael Rodgers at First American Title Company, 200 SW Market Street, Suite 250, Portland, OR 97201 (“Title Company”) (as a deposit) by wire transfer the amount of One Hundred Fifty Thousand Dollars ($150,000.00) (the “Deposit”). In the event Purchaser elects not to proceed with this transaction on or prior to the expiration of the Review Period, the Deposit will be immediately returned to Purchaser. In the event Purchaser elects to proceed with this transaction on or prior to expiration of the Review Period, the Deposit become non-refundable and applied to the Purchase Price at the Close of Escrow and released to Seller.

3.       Contingencies/Feasibility Period.

a.       Contingencies. The obligations of Purchaser to close hereunder shall be, and are hereby, conditioned upon waiver or satisfaction, during the Review Period, of the following conditions. As used herein, the term "Review Period" shall mean and refer to the period beginning upon the later to occur of: (i) the mutual execution of this Agreement, or (ii) the date Seller provides Purchaser with access to the Seller Documents, and ending twenty-one (21) days thereafter.

i.       Inspection of Properties and Books and Records; Feasibility. Purchaser's approval, in Purchaser’s sole discretion, of (1) the physical condition of the Property, (2) any legal/regulatory/contractual limitations or impositions on the Property (including without limitation, title), and (3) the Seller Documents. Purchaser's examination of the physical condition of the Property may include, but shall not be limited to, such matters as wetland and other site and off-site information, environmental and hazardous waste inspections and investigations, availability of governmental permits and approvals, and such other aspects of the Property as Purchaser desires to examine in its sole discretion. Seller shall provide Purchaser and its representatives with access to the Property at all reasonable times for the purpose of conducting non-invasive and non-destructive inspections, examinations and investigations contemplated by this paragraph. All inspections, examinations and investigations performed shall be at Purchaser’s sole cost and expense. In conducting such inspections, examinations and investigations, Purchaser agrees to promptly repair, at Purchaser's sole cost and expense, any damage caused to the Property by Purchaser or its representatives. All entry onto the Property by or on behalf of Purchaser shall be at the sole risk and expense of Purchaser. Purchaser has no authority to bind the Property for purposes of statutory liens or otherwise. Purchaser agrees to defend, indemnify, and hold Seller harmless from and against all liens, claims, damages and losses whatsoever, arising by reason or as a result of Purchaser's entry onto the Property as permitted by this Agreement or as a result of any entity on the Property at Purchaser’s request or direction. Seller shall deliver the Seller Documents, or copies thereof, to Buyer within three (3) days after the mutual execution of this Agreement. As used herein, “Seller Documents” means the following to the extent in Seller’s possession or control: (i) financial reports for the Property for the prior three (3) years, (ii) copies of any vendor contracts not terminable upon thirty (30) days’ notice and a listing of all other vendor contracts in effect as of the Effective Date, (iii) a list of all capital repairs or capital replacements made to the Property in the prior twenty-four (24) months, (iv) copies of all leases and amendments, (v) copies of all plans, proposed plans, permits, licenses, and/or specifications for improvements to the Property, (vi) any current surveys of the Property, (vii) any third party prepared environmental report or engineering report pertaining to the Property and (viii) a tenant estoppel certificate in form reasonably acceptable to Purchaser for each tenant of the Property. Notwithstanding the foregoing, Seller shall not be required to deliver any of the following documents: (i) any proposals, letters of intent, draft contracts and the like prepared by or for other prospective purchasers of the Property, or (ii) Seller’s internal memoranda, attorney-client privileged documents or privileged communications or appraisals. Although Seller has agreed to make available to Purchaser information regarding the Property, Seller and its agents shall have no responsibility or liability for the completeness or accuracy of such information, Seller is making no representation with respect to such documents and information, Purchaser assumes and accepts the entire responsibility for interpreting and assessing the information provided, and Purchaser will rely solely on Purchaser’s own judgment in making Purchaser’s decision to purchase the Property.

ii.       Title and Title Insurance. Purchaser's approval of the condition of title to the Property. Seller shall cause to be delivered to Purchaser, within three (3) days after the date of this Agreement, a preliminary title commitment for an owner's ALTA coverage policy of title insurance for the Property, issued by First American Title Company (“Title Company”), together with legible copies of all exceptions listed in such title commitment (the date of delivery of such title report and copies of the exceptions is hereinafter referred to as the “Title Delivery Date”). Purchaser shall have a period of ten (10) days following the Title Delivery Date in which to notify Seller in writing of Purchaser's disapproval of any exceptions shown in the Title Report, other than any mortgages, trust deeds, judgment liens or construction liens to be satisfied by Seller by payment on or before the Closing Date; provided, any failure by Purchaser to give such notice shall be deemed to be a rejection of title and this Agreement shall terminate and the Deposit shall be returned to Purchaser. In the event Purchaser notifies Seller within such period that Purchaser disapproves one or more exceptions to title, Seller shall notify Purchaser in writing within five (5) days thereafter as to whether Seller agrees to remove the exceptions so disapproved. If Seller elects not to eliminate any disapproved exception, Purchaser may elect to cancel this Agreement, in which event the Deposit, if any, shall be returned to Purchaser and this Agreement shall terminate; provided, if Seller elects not to eliminate any disapproved exception Purchaser shall be deemed to have elected to cancel this Agreement unless, prior to expiration of the Review Period, Purchaser has notified Seller in writing of Purchaser’s election not to cancel this Agreement regardless of such disapproved exceptions. If Purchaser does not elect to cancel this Agreement, Purchaser's objections to the disapproved exceptions which Seller elects not to eliminate shall be deemed waived and the Property shall be conveyed to the Purchaser with such defects and without credit against the purchase price. Notwithstanding the foregoing to the contrary, Seller agrees that it shall cause any and all mortgages, trust deeds, judgment liens or construction liens against the Property to be released of record on or before Closing.

Seller discloses to Purchaser that a small strip of land of the Property has been used by an adjoining property owner for a period of years (the “Encroachment Area”). Seller has commenced discussions with the adjoining property owner to document the right of the adjoining property owner to use the Encroachment Area pursuant to a lease that is terminable upon prior notice. The waiver of Purchaser’s contingencies specified in Paragraph 3.a. above shall be deemed Purchaser’s waiver of Purchaser’s right to terminate this Agreement as a result of such encroachment onto the Encroachment Area and if such contemplated lease is executed between Seller and the adjoining property owner, the execution of such lease so long as such lease provides for the option of the owner of the Property to terminate such lease upon not less than eighteen (18) months prior written notice.

b.       Satisfaction and/or Waiver of Contingencies. The contingencies specified in Paragraph 3.a. above shall be deemed approved unless Purchaser has notified Seller in writing, within the time and in the manner specified in this Agreement, that it disapproves such contingencies. In the event of disapproval by Purchaser, this Agreement shall terminate and the Deposit shall be returned to Purchaser. Except in the event of a default by Seller, the Deposit shall be non-refundable following approval of contingencies.

4.       Closing of Sale. The transaction contemplated by this Agreement shall be closed (the "Closing") on that date designated by Purchaser in writing to Seller, which date shall be not later than three (3) business days following Purchaser's approval or waiver of all contingencies specified in Paragraph 3 above. This transaction shall be closed by the Title Company, or such other closing agent (“Closing Agent”) as the parties may mutually agree upon. Purchaser and Seller shall, immediately on demand, deposit with the Closing Agent all instruments and monies required to complete the purchase in accordance with this Agreement. The transaction contemplated by this Agreement shall be deemed closed on the date on which all documents are recorded and the sale proceeds are available to Seller (“Closing Date”). Purchaser shall be entitled to possession of the Property on the Closing Date. Seller shall convey title by an Oregon form statutory special warranty deed.

5.       Closing Costs and Prorations. The parties agree to the following allocations and prorations of the income and expenses related to the Property and the closing:

a.       Seller shall pay the real estate excise tax assessed against the transfer of title to the Property;

b.       All real property taxes and assessments, rents, utilities and operating expenses shall be prorated as of the Closing Date, based upon the period for which such taxes and assessments are due and payable;

c.       Purchaser shall pay all recording fees;

d.       Seller shall pay the premium for an owner's standard coverage title insurance policy for the Property in the amount of the Purchase Price; provided, however, Purchaser shall pay any additional cost for extended title insurance coverage plus additional endorsements, if any, desired by Purchaser, and Purchaser shall also pay the cost of any survey required for extended coverage title insurance;

e.       Seller and Purchaser shall each pay one-half of the escrow fees charged by the Closing Agent;

f.       Seller shall pay the commissions due the brokers as specified in Paragraph 8 hereof; and

g.       Each party shall pay its own attorneys' fees.

6.       Representations and Warranties.

a.       Seller represents and warrants to Purchaser as follows; provided, however, if Seller becomes aware after the date of this Agreement that any representation by Seller is untrue in any material respect, Seller may give Purchaser written notice of such change in Seller's representation and Purchaser shall have seven (7) days to terminate this Agreement by written notice to Seller and receive a refund of the Deposit, but the failure of Purchaser to timely terminate this Agreement shall be deemed a modification of such representation and Seller shall only be obligated to remake such representation at Closing as so modified.:

i.                    To Seller's knowledge, but without investigation, (A) there is no pending or threatened litigation or administrative action with respect to the Property, (B) there is no pending or contemplated eminent domain, condemnation or other governmental taking of the Property or any portion thereof, and (C) Seller has not receive written notice of any violation of law with respect to the Property that has not been cured, including, without limitation, with respect to the presence of hazardous materials on the Property,

ii.                  This Agreement and the consummation of the transaction evidenced by this Agreement does not violate any other agreement to which Seller is a party, or any law, statute or ordinance which is binding upon the Property or Seller.

ii.       This Agreement is a valid and binding obligation of the Seller. No authorizations or approvals, whether of governmental bodies or otherwise will be necessary in order for Seller to enter into this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will, to Seller's knowledge, conflict with or result in the breach of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller.

iii.       Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1954, as amended. Seller shall deliver to Purchaser at closing a Certificate of Non-foreign Status setting forth Seller's address and United States taxpayer identification number and certifying that it is not a foreign person as so defined.

As used in this Agreement, the term “Seller’s knowledge” or similar words mean the actual knowledge, and not constructive knowledge, of Michael Zapata (and any officers or employees of Seller with whom he may have consulted), without any duty to investigate.

b.       Purchaser represents and warrants to Seller that this Agreement is a valid and binding obligation of the Purchaser. No authorizations or approvals, whether of governmental bodies or otherwise will be necessary in order for Purchaser to enter into this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will, to the best of Purchaser's knowledge, conflict with or result in the breach of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Purchaser.

7.       "As Is" Sale. Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that, except for the warranties contained in Section 6 above, Seller hereby disclaims all warranties of any kind or nature whatsoever, whether expressed or implied, including, but not limited to, warranties with respect to fitness of the Property for a particular purpose, the availability or sufficiency of utilities, the zoning of the land, the presence on or beneath the Property (or any parcel in proximity thereto) of hazardous substances or materials which are categorized as hazardous or toxic under any local, state or federal law, statute, ordinance, rule, or regulation pertaining to environmental or substance regulation, contamination, clean up or disclosure or the suitability of the Property for Purchaser's intended use thereof. Pursuant to this Agreement, Purchaser has been granted the right to conduct a diligent investigation of the Property (employing such independent professionals in connection therewith as Purchaser deems necessary) with regard to its condition, permitted use, and suitability for Purchaser's intended use thereof, as well as all other factors deemed material to Purchaser. Purchaser further acknowledges that Purchaser is purchasing the Property "AS-IS" and "WHERE-IS" with all faults and in its present condition, and, except as provided in Section 6 above, Purchaser is not relying upon any representation of any kind or nature made by Seller, or any of Seller's employees or agents with respect to the Property, and that, in fact, no such representations have been made. To the extent that this Agreement contains any representations or covenants on behalf of Seller, such covenants are made only to Seller's knowledge and without independent investigation. Except as may be otherwise specifically provided in this Agreement (including without limitation Seller’s representations and warranties set forth in Paragraph 6), Purchaser and anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Seller, its affiliates, agents and representatives, from any and all claims that they may now have or hereafter acquire against Seller, its affiliates, agents or representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to the condition of the Property, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, it being acknowledged that the inspections and investigations provided Purchaser under Paragraph 3 hereof will afford Purchaser the opportunity for full and complete examination, inspection and investigation of the Property. The provisions of this Paragraph 7 shall survive the Closing.

8.       Real Estate Brokers. Purchaser and Seller hereby represent each to the other that, except for John S. Archibald and Guillermo Olaiz of NAI Capital Commercial Inc (“NAI Capital”), who represents the Purchaser and Rick Sanders (“Sanders”), of Wyse Real Estate Advisors, who represents Seller, they have not discussed this Agreement or the subject matter hereof with, and have not engaged in any fashion or any connection with this transaction the services of, any real estate broker, agent, or salesman, so as to create any legal right in any such broker, agent, or salesman to claim a real estate commission or similar fee with respect to the conveyance of the Property or the other transactions contemplated by this Agreement. At Closing, Seller shall pay commission equal to six (6%) percent of the gross sales price through closing of escrow. The commission shall be spilt equally (50/50) between Sanders and NAI Capital. Seller and Purchaser hereby agree to indemnify and hold the other harmless from and against any and all claims (including, without limitation, court costs and reasonable attorneys’ fees actually incurred in connection with any such claims) for any real estate commissions or similar fees arising out of or in any way connected with any breach of the foregoing representation.

9.       Default. In the event that Purchaser is obligated to pay the Purchase Price and fails to do so, then Seller, as Seller's sole remedy, shall be entitled to retain the Earnest Money deposited by Purchaser (and all interest earned thereon) as liquidated damages. Purchaser and Seller hereby agree that a reasonable estimate of the total damages that Seller would suffer in the event that Purchaser defaults and fails to complete the purchase of the Property is an amount equal to all of the Earnest Money. Such amount will be the full, agreed and liquidated damages for the breach of this Agreement by Purchaser, and after payment thereof to Seller, neither party shall have any further obligation to or rights against the other.

In the event Seller wrongfully fails to deliver to Escrow Holder a Seller-executed deed transferring the Property to Purchaser, and authorize closing of the sale of the Property to Purchaser after each of the following has occurred: (a) the expiration of three (3) business days from Seller's receipt of written demand to close from Purchaser; (b) all contingencies have been satisfied or waived in writing by Purchaser; (c) Purchaser represents in writing to Seller that it is ready, willing, and able to close; and (d) Seller is not otherwise prevented from closing by a third-party outside of Seller's control, then Purchaser may elect, as its sole remedy, either to: (i) terminate this Agreement by giving Seller and the Escrow Holder timely written notice of such election within sixty (60) days following the date set for Closing in Paragraph 4 above, in which case Purchaser shall be entitled to return of the entire Deposit, any interest earned thereon, and reimbursement for third party out-ofpocket costs incurred by Purchaser in connection with this Agreement not to exceed $50,000.00; or (ii) seek specific performance of this Agreement; provided, however, Purchaser must file suit within thirty (30) days from the scheduled date of Closing or within thirty (30) day from the date Seller has informed Purchaser in writing that Seller will not proceed with Closing, whichever is earlier; provided, however. if Purchaser timely pursues the remedy of specific performance and Purchaser does not obtain the remedy of specific performance within ninety (90) days of the scheduled date of Closing, Purchaser shall be entitled to receive a refund of the Earnest Money and also recover from Seller $400,000.00 as liquidated damages.

PURCHASER AND SELLER HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT PURCHASER WOULD SUFFER IN THE EVENT THAT SELLER DEFAULTS AND FAILS TO COMPLETE THE SALE OF THE PROPERTY IN SUCH A MANNER THAT PURCHASER DOES NOT TIMELY OBTAIN THE REMEDY OF SPECIFIC PERFORMANCE AS PROVIDED ABOVE WHERE ALL OF THE LIQUIDATED DAMAGES PRECO DITIONS HA VE OCCURRED, IS AN AMOUNT EQUAL TO FOUR HUNDRED THOUSAND DOLLARS ($400,000). SUCH AMOUNT WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR SUCH WRONGFUL FAILURE TO CLOSE BY SELLER, AND FTER PAYMENT THEREOF TO PURCHASER AND RETURN OF PURCHASER'S EARNEST MONEY, NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATION TO OR RIGHTS AGAINST THE OTHER.

SELLER /s/ Michael Zapata	BUYER /s/ Peter Hoffman

10.       Confidentiality Requirements. Prior to acquiring the Property, Purchaser shall use and disclose information it obtains about the Property solely in connection with its purchase evaluation. Purchaser shall not disclose any such information to any third party except (a) to its employees, affiliates, permitted assignees, successors, consultants, lenders and attorneys; (b) as required by any court of competent jurisdiction or as may be necessary in its reasonable judgment in connection with any mediation, arbitration, or litigation in connection with this Agreement; and (c) as to any information which is otherwise a matter of public record.

11.       Notices. All notices, demands, or other communications which are required or are permitted to be given under this Agreement shall be in writing and shall be deemed to have been delivered on the earlier of: (a) the date of actual receipt by personal service, receipt of a telecopier transmission thereof or receipt by delivery from a commercially recognized overnight courier, or (b) three (3) days after having been deposited in the U.S. mail, addressed to the parties at the following addresses or at such other addresses as either party may give to the other party by notice in writing pursuant to the terms of this paragraph:

Seller's Address:	Schmitt Industries Inc.
2755 Nicolai Street
Portland, Oregon 97210
Attn: Michael Zapata
Email: mzapata@schmitt-ind.com

With a copy to:	Brad Miller
Brix Law LLP
75 SE Yamhill, Suite 202
Portland, OR 97214
Email: bmiller@brixlaw.com

Purchaser's Address:	Sierra Auto Properties, LLC
1217 S. Shamrock Ave
Monrovia, CA 91017
Attention: Peter Hoffman

With a copy to:	Thomas Hoffman, Esq
302 W Sierra Madre Blvd
Sierra Madre, CA 91024

Any party hereto may change its address for purposes of notice hereunder by giving notice to the other party in the manner set forth herein.

12.       Miscellaneous.

a.       Integration. This Agreement, together with any attached exhibits, is the entire contract between the parties, and no representations, warranties, projections, inducements, promises, understandings, assurances, or agreements (whether express or implied, or whether oral or written) made before the execution of this Agreement, will change its terms or have any binding effect on either party. There are no verbal or other agreements which modify or affect this Agreement.

b.       Legal Relationships. This Agreement creates only the relationship of Seller and Purchaser and no joint venture, partnership or other joint undertaking is intended hereby, and neither party hereto shall have any rights to make any representations or incur any obligations on behalf of the other. Neither party has authorized any agent to make any representations, admit any liability or undertake any obligation on its behalf. Neither party is executing this Agreement on behalf of an undisclosed principal, and no third party is intended to be benefited by this Agreement. The parties agree that this Agreement involves only the sale and purchase of real, personal and intangible property, that Purchaser is not, except as stated herein, acquiring any business or ongoing liability of Seller, and except to the limited extent assumed by Purchaser in writing, Purchaser shall have no successor liability under this Agreement to any employee, agent or other person with whom Seller has contracted or is liable.

c.       Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

d.       Attorneys' Fees. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as attorneys' fees and costs in the preparation of its case at trial, on any appeal, and on any petition for review, in addition to all other sums provided by law.

e.       Applicable Law. This Agreement shall be construed, applied and enforced in accordance with the laws of the State of Oregon and the venue of any suit shall be Multnomah County.

f.       Statutory Notice. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010.

g.       Modification. This Agreement may be changed only by a writing that is executed and delivered by both Seller and Purchaser.

h.       Severability. The invalidity or unenforceability of one provision of this Agreement will not affect the validity or enforceability of the other provisions.

i.       Captions. The captions of the paragraphs of this Agreement are inserted only for the convenience of the parties and are not to be construed as a part of this Agreement or as a limitation of the scope of the particular paragraphs to which they refer.

j.       Weekends; Holidays. If the last day for giving any notice or taking any action required or permitted under this Agreement would otherwise fall on a Saturday, Sunday or legal holiday, that last day shall be postponed until the next legal business day.

k.       Time; Right To Assign. Time is of the essence of each and every provision of this Agreement. Purchaser may assign its rights under this Agreement only with Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

l.       Survival. All of the representations, warranties and agreements of the parties set forth in this Agreement shall survive for a period of twelve (12) months from the Closing, and if any action is to be brought based upon such representations, warranties and agreements, said claim must be commenced within twelve (12) months from the Closing or be forever barred. Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) in connection with the Property and/or the sale thereof to Purchaser including, without limitation, under this Agreement or any documents executed pursuant hereto or in connection herewith (collectively, the “Other Documents”, shall under no circumstances whatsoever exceed five percent (5%) of the Purchase Price (the “Liability Cap”); and (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. If Purchaser elects to cause the Property to be conveyed at Closing to more than one entity, the Liability Cap shall not be allocated among the various buying entities.

m.       1031 Exchange. If either Purchaser or Seller intends for this transaction to be a part of a Section 1031 like-kind exchange, then the other party agrees to cooperate in the completion of the like-kind exchange so long as the cooperating party incurs no additional liability in doing so, and so long as any expenses (including attorneys’ fees and costs) incurred by the cooperating party at the written request of the other party that are related only to the exchange are paid or reimbursed to the cooperating party at or prior to closing.

n.       Risk of Loss. Until Closing, all risk of any loss or damage to all or part of the Property, including eminent domain, shall be and remain on Seller. In the event that such loss or damage shall occur, Seller shall give Purchaser written notice of such loss or damage along with its estimate of the amount of the loss or damage, within five (5) calendar days of such event occurring. In the event of any loss due to eminent domain or damage due to casualty in which the estimate of the loss is greater than One Hundred Thousand Dollars ($100,000.00), then within five (5) calendar days after receipt of Seller’s written notice, Purchaser, at its option by written notice to Seller, may elect to terminate this Agreement in which event the Deposit and all interest earned thereon shall be promptly returned to Purchaser. In the event that Purchaser does not elect to terminate this Agreement, or in the event that the loss is One Hundred Thousand Dollars ($100,000.00) or less, Seller shall assign to Purchaser all of its rights, title and interest, if any, to the proceeds of any insurance or condemnation award covering such loss or damage at Closing, and Purchaser shall receive a credit against the Purchase Price at Closing in the amount of any deductible of such insurance.

o.       Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered via facsimile transmission or email (pdf) with an executed hard copy to follow.

p.       Right of First Offer. Seller discloses to Purchaser that Tosei America, Inc., an Ohio corporation (“Tosei”), the tenant under that certain lease dated November 22, 2019 (the “Lease”) has a right of first offer to purchase the Property and that through an email exchange Tosei has stated that it is not interested in purchasing the Property. Seller’s obligation to sell Purchaser the Property iscontingent upon Seller obtaining written confirmation of such waiver from Tosei within fourteen (14) days or within such fourteen (14) day period obtaining confirmation from the Title Company that the previous email exchange with Tosei is sufficient for the Title Company to issue an owner’s policy of title insurance to Purchaser without an exception pertaining to Tosei’s right of first offer applicable to Purchaser’s purchase of the Property.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first hereinabove written.

"SELLER"		"PURCHASER"

SCHMITT INDUSTRIES INC.		SIERRA AUTO PROPERTIES LLC

By:	/s/ Michael Zapata	By:	/s/ Peter Hoffman
Its:	CEO	Its:	President

EXHIBIT A

LEGAL DESCRIPTION

Lot 1, SCHMITT INDUSTRIAL PARK, in the City of Portland, County of Multnomah and State of Oregon.